Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”), dated as of March 31, 2018, is entered into by you, James Lucke, on behalf of yourself, your heirs, executors, administrators, successors, assigns (collectively, “you”) and The ServiceMaster Company, LLC, on behalf of itself, subsidiaries, parent companies, affiliated entities, predecessors, successors, assigns, and their respective officers, directors, employees, insurers and agents (collectively, “Company” or “ServiceMaster”).  In consideration of the mutual covenants in this Agreement, the parties hereby agree as follows:

1.    Separation from Employment.  You have resigned from your position as senior vice president and general counsel at ServiceMaster, effective March 31, 2018 (“Separation Date”), and will no longer hold any other officer or director position with ServiceMaster or any of its subsidiaries or affiliated entities.  ServiceMaster’s internal personnel records will reflect that you retired.  You will continue to be paid your current base salary and benefits through your Separation Date in accordance with ServiceMaster’s normal payroll practices.

2.    Severance Benefits.  In exchange for your promises as set forth in this Agreement and subject to your compliance with the terms and conditions hereof, ServiceMaster agrees to provide you with the following severance pay:

a.    Monthly Salary.  You will receive payments totaling $470,000.00, which equals 12 times your current monthly base salary (the “Monthly Salary”); and

b.    Target Bonus.  You will receive payments totaling $280,000.00 (the “Target Bonus”), which equals your target bonus under the ServiceMaster Annual Bonus Plan for the 2018 Plan year.

The Monthly Salary and the Target Bonus will be aggregated as a single sum and paid in 12 equal monthly installments over a 12‑month period, starting on the first practicable payroll date after the Effective Date.

The compensation set forth in this Agreement represents all of the amounts you will be entitled to receive from the Company and you will not be paid any other compensation or benefits.  In addition to any other remedies which may be available at law, the Company may suspend, cancel and/or seek the refund of any payments contemplated by this Agreement upon any violation by you of any representation, warranty or covenant set forth herein.

3.    Outplacement.  You will be eligible for executive‑level outplacement services with a third party vendor for a period of 12 months, subject to the terms and conditions of ServiceMaster’s outplacement program.  If you wish to initiate outplacement services, you must do so no later than 60 days after your Separation Date by calling 1‑877‑700‑7220, ext. 888 or go to www.lhh.com/register.

4.    Other Benefits.  Upon separation of employment, you may be eligible for payout or benefits under the following policies, compensation plans and benefit plans, even if you do not sign this Agreement:

a.    Group Health Insurance.  If you participate in or are eligible to participate in the ServiceMaster Health and Welfare Benefit Plan, your eligibility to participate will end on your Separation Date.  You will become eligible for continuation of coverage under

COBRA on the first day following your Separation Date.  You are solely responsible for the payment of any premiums for COBRA coverage.

b.    Unused Vacation Time.  You will receive payment for any accrued, unused vacation time through your Separation Date in accordance with ServiceMaster’s normal payroll practices.

c.    PSRP.  If you participate in the ServiceMaster Profit Sharing and Retirement Plan (“PSRP”), your eligibility to participate will end on your Separation Date.  Any Company match credited to your account will follow the PSRP’s vesting schedules.  Subject to the terms and conditions of the PSRP, any balance in your account will be distributed in accordance with your prior elections.

d.    DCP.  If you participate in the ServiceMaster Deferred Compensation Plan (“DCP”), your eligibility to participate will end on your Separation Date.  Subject to the terms and conditions of the DCP, any balance in your account will be distributed in accordance with your prior elections.

e.    Performance Restricted Stock Unit Agreement.  In accordance with, and subject to, the terms and conditions of your Performance Restricted Stock Unit Agreement, you will receive prorated vesting of your Performance Shares based on your Separation Date.  Any unvested Performance Shares shall be forfeited.

f.    Stock Plans.  If you participate in any ServiceMaster stock plans, including the ServiceMaster Employee Stock Purchase Plan, the Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan, as amended and restated as of October 25, 2012 (“MSIP”), the Amended and Restated ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan, as amended and restated as of April 27, 2015, and/or the ServiceMaster Global Holdings, Inc. Employee Stock Purchase Plan, any account balances, stock options, restricted stock units or other equity owned by you as of your Separation Date are subject to the terms and conditions of the applicable stock plans.  This Agreement does not change the terms of those plans.

5.    Consulting Services.  As you know, ServiceMaster has announced its intention to separate the American Home Shield business from the Terminix and Franchise Services Group businesses, which such transaction is known as the “Spin-off.”  The Spin-off is expected to be completed on or about July 1, 2018.  From April 1, 2018 through June 30, 2018 (the “Consulting Period”), you agree to remain available as a consultant to assist the Company as it may request from time to time in transitioning your job duties and completing the Spin-Off.  During the Consulting Period, ServiceMaster will pay you a fee of $65,000.00 per month as compensation for your services.

6.    Release and Covenant Not to Sue.

a.    Release:  In exchange for the consideration provided to you in this Agreement, you hereby release and forever discharge ServiceMaster, its past and present parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns, as well as their respective past and present directors, managers, officers, partners, agents, employees, insurers, attorneys, servants, and each of them, separately and collectively (“Releasees”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown,

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suspected or unsuspected, whether or not mature or ripe (“Claims”), that you ever had and now have against any of the Releasees, including, but not limited to, Claims arising out of or in any way related to your employment with or separation from the Company.  This includes, but is not limited to, Claims based on statutes, torts, contracts and common law, Claims for discrimination, wrongful discharge, harassment, retaliation, and unpaid wages, Claims arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act (“FLSA”), Family Medical Leave Act (“FMLA”), the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, and any other federal, state or local law or regulation governing the employment relationship.  You understand that this Agreement includes a release of all known and unknown claims through the Effective Date.

b.    Limitation of Release:  Nothing in this Agreement will prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency, but you agree and understand that you are expressly waiving your right to monetary compensation or damages thereby if any such agency elects to pursue a claim on your behalf.  Further, nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws.

c.    Covenant Not To Sue.  To the extent that any Claims covered by the scope of the release herein are not subject to waiver by this Agreement under applicable law (including, without limitation, any Claims arising under or related to FMLA, FLSA, and any other local, state or federal statute governing employment and/or the payment of wages and benefits), you hereby covenant and agree not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such Claims.

7.    Confidential Information.  You confirm and agree that (a) you have not used or disclosed any Confidential Information other than as necessary in the ordinary course of performing your duties as a ServiceMaster employee for the benefit of ServiceMaster, and (b) you will keep in confidence and trust all Confidential Information known to you and will not use or disclose such Confidential Information without the prior written consent of ServiceMaster.  As used in this Agreement, “Confidential Information” means ServiceMaster’s trade secrets, proprietary information and/or other non‑public information relating to ServiceMaster’s business operations as well as private, proprietary and/or non-public information obtained by ServiceMaster from customers, suppliers, contractors, employees or other third parties.  Nothing in this Agreement shall preclude you from reporting suspected unlawful activity to any government agency or providing truthful testimony or information in response to a valid subpoena, court order or request of any government agency.

8.    Non‑Compete/Non‑Solicitation/Non‑Interference.  While you remain employed by ServiceMaster and for a period of 12 months following your Separation Date, you shall not, directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other geographic area in which ServiceMaster or any subsidiary of ServiceMaster is then conducting business:

a.    own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the business conducted by

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ServiceMaster, provided that the foregoing shall not prohibit your passive ownership of less than 1% of any publicly-held company;

b.    solicit the business of any customer of ServiceMaster in competition with ServiceMaster;

c.    induce or attempt to induce any employee of ServiceMaster to terminate his or her employment with ServiceMaster and/or to become employed by any other business or other entity; or

d.    interfere with ServiceMaster’s relations with any of its customers, franchisees, subcontractors, consultants, suppliers or business partners.

This Agreement is in addition to and does not supersede any other agreements prohibiting competition with ServiceMaster.  Failure to abide by this Agreement or other such agreements with the Company will give the Company (in addition to any other remedies which may be available to the Company) the right, exercised in its sole and absolute discretion, to (a) suspend or cancel the payments contemplated in this Agreement and (b) obtain a refund for any such payments already made (collectively, “Company Rights”).  You understand and recognize that, as a result of your executive role with ServiceMaster, you had contact with, and developed and furthered relationships with, customers and/or prospective customers and/or had access to secret, proprietary and confidential information regarding ServiceMaster and its businesses, including Confidential Information (as defined above), and therefore understand and agree that (a) both the nature of this covenant and the scope of this covenant, as well as the covenants in Paragraphs 6 and 7 of this Agreement, are reasonable and necessary for the protection of ServiceMaster, including its secret, proprietary and confidential information, goodwill and customer relationships and (b) that ServiceMaster will be irreparably harmed by any breach of Paragraphs 6 and 7, entitling it to seek injunctive and other equitable relief.

9.    Code of Ethics and Business Conduct.  In the course of your employment, you were provided a copy of the Company’s Code of Ethics and Business Conduct (the “Code”).  The discovery of any failure by you to abide by the Code, whenever discovered, shall entitle the Company to exercise any and all of its Company Rights, including the suspension and recoupment of any payments paid or due under this Agreement and any other agreements between the parties.  Further, you acknowledge that you are not aware of any material breach of law or regulation by the Company or its subsidiaries that has not been reported to the Audit Committee, Chief Executive Officer or Chief Ethics Officer of the Company

10.    Return of ServiceMaster Property.  You agree to return to ServiceMaster all ServiceMaster property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; ServiceMaster identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to ServiceMaster or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers.

11.    Non‑Disparagement.  You agree that you will refrain from publicly criticizing ServiceMaster’s products and services and from otherwise making any false and malicious statements, oral or written, concerning ServiceMaster, its directors, officers, executives, subsidiaries, parent entities, and/or employees.  You agree to direct any prospective employers

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seeking to verify employment data to The Work Number (1‑800‑996‑7566 or www.theworknumber.com), an automated service operated by Equifax.  Nothing in this provision, however, shall be construed to prevent you from providing truthful testimony or information in response to any valid subpoena, court order, or request of any government agency or private litigant.

12.    Severability.  You and ServiceMaster agree that to the extent that any portion of this Agreement may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

13.    Dispute Resolution.  Any dispute or controversy between you and ServiceMaster, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be subject to The ServiceMaster We Listen Dispute Resolution Plan in effect on your Separation Date, which provides the mandatory and exclusive remedy and procedure for disputes between you and ServiceMaster.  Notwithstanding the foregoing, you agree that ServiceMaster may seek a temporary restraining order and/or preliminary injunction in any court of competent jurisdiction, without the posting of a bond, in order to preserve the status quo or to enforce the covenants in this Agreement.  You agree that venue shall be proper in Shelby County, Tennessee.

14.    Notices.  All notices required hereunder will be in writing and will be deemed given upon receipt if delivered personally (receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmed the next day) or three business days after deposit in the U.S. Mail, certified with return receipt requested.  All notices will be addressed as follows:

If to you: James Lucke XXXX XXXX	If to ServiceMaster: The ServiceMaster Company, LLC 150 Peabody Place Mail Stop L/E-0085 Memphis, TN 38103-3270 Attn: VP & Associate General Counsel, Labor and Employment

Or to such other address as either party will have furnished to the other in writing.

15.    Governing Law and Venue.  The interpretation and enforcement of this Agreement shall be governed by the laws of the State of Tennessee without regard to the principle of conflict of laws that would require application of another state’s laws.  Subject to the arbitration provisions herein, any judicial proceeding arising from or relating to this Agreement shall be brought in the federal or state courts located in Shelby County, Tennessee, which shall be the exclusive forum for resolving such disputes.  Both parties irrevocably consent to the personal jurisdiction of such courts for the purposes of such proceeding. The parties shall stipulate in any legal proceeding that this Agreement is considered for all purposes to have been executed and delivered in the State of Tennessee.

16.    Taxes.  Unless otherwise specified, all payments contemplated by this Agreement shall be subject to applicable payroll taxes and other required withholdings.  All severance payments are intended to qualify as short-term deferred compensation within the meaning of Section 409A of the Internal Revenue Code.  Consequently, all severance payments that become due under this Agreement shall be paid no later than March 15 of the calendar year that immediately follows the calendar year in which the applicable vesting date occurs.

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You understand that the Company has not provided any advice regarding the tax liability resulting from this Agreement and you shall not rely upon any representations or policies of the Company related to taxation. You are advised to seek the advice of your own personal tax advisor or counsel as to the tax treatment of any payments contemplated by this Agreement.  ServiceMaster specifically disclaims that it has responsibility for the proper calculation or payment of any taxes which may be due other than for standard statutory withholding.

17.    Entire Agreement.  You and ServiceMaster agree that this Agreement constitutes the complete understanding between you and ServiceMaster regarding the matters herein and that no other promises or agreements, express or implied, will be binding between you and ServiceMaster unless signed in writing by you and ServiceMaster.  This Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, between you and ServiceMaster on any matter that is addressed in this Agreement with the exception of confidentiality/non‑solicitation/non‑compete issues except as stated herein.

18.    Older Workers Benefit Protection Act Notice.  Pursuant to the Older Workers Benefit Protection Act, you are advised as follows:

a.    This Agreement includes a waiver of claims of age discrimination under the federal Age Discrimination in Employment Act;

b.    You have been advised and are again hereby advised to consult an attorney of your choosing before signing this Agreement;

c.    You have (i) 21 days from your receipt of this Agreement; or (ii) seven days from your Separation Date, whichever period is longer, to consider the Agreement (the “Review Period”);

d.    You have seven days after you sign this Agreement to revoke the Agreement.  If you want to revoke this Agreement, you must deliver a written revocation to The ServiceMaster Company, LLC; 150 Peabody Place; Mail Stop L/E-0085; Memphis, TN 38103-3270; Attn:  Vice President and Associate General Counsel, Labor & Employment;

e.    If your executed Agreement is not received by the Company within seven days from the end of the Review Period, the Agreement and any promises offered on behalf of Company contained therein will be null and void.

19.    Effective Date:  This Agreement becomes effective on the 8th day after you sign, provided you do not revoke the Agreement as provided above (such date, the “Effective Date”).

YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT CAREFULLY, UNDERSTAND ALL OF ITS TERMS AND AGREE TO THOSE TERMS KNOWINGLY, FREELY, VOLUNTARILY, AND WITHOUT DURESS.  YOU HAVE CONSULTED WITH COUNSEL OF YOUR OWN CHOOSING (OR HAVE HAD AN OPPORTUNITY TO DO SO) REGARDING THE TERMS AND LEGAL EFFECT OF THIS AGREEMENT.

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/s/ James Lucke	/s/ Susan Hunsberger
James Lucke	Susan Hunsberger

Senior Vice President, Human Resources
The ServiceMaster Company, LLC

Date: 4/10/18	Date: 4/17/18

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